Exhibit 99.1

Delek Logistics Partners, LP Increases Quarterly Cash Distribution to $1.125 per Common Limited Partner Unit

BRENTWOOD, Tenn., January 26, 2026 -- Delek Logistics Partners, LP (NYSE: DKL) (“Delek Logistics”) today declared its quarterly cash distribution for the fourth quarter 2025 of $1.125 per common limited partner unit, or $4.50 per common limited partner unit on an annualized basis. The fourth quarter 2025 cash distribution is payable on February 12, 2026, to unitholders of record on February 5, 2026.

About Delek Logistics Partners, LP
Delek Logistics is a midstream energy master limited partnership headquartered in Brentwood, Tennessee. Through its owned assets and joint ventures located primarily in and around the Permian Basin, the Delaware Basin and other select areas in the Gulf Coast region, Delek Logistics provides gathering, pipeline, transportation, and other services for its customers in crude oil, intermediates, refined products, natural gas, storage, wholesale marketing, terminalling, water disposal, and recycling.

Delek US Holdings, Inc. (NYSE: DK) owns the general partner interest as well as a majority limited partner interest in Delek Logistics and is also a significant customer.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning future distributions, including the amounts and timing thereof, current estimates, expectations or projections about future distributions, future financial flexibility, results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are "forward-looking statements," within the meaning of federal securities laws. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time and/or management's good faith belief with respect to future events, and investors are cautioned that risks described in Delek Logistics’ filings with the United States Securities and Exchange Commission, among others, could cause actual performance or results to differ materially from those expressed in the statements. There can be no assurance that actual results will not differ from those expected by management or described in forward-looking statements. Delek Logistics undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof.

Tax Considerations
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of Delek Logistics Partners, LP's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Delek Logistics Partners, LP's distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate for individuals or corporations, as applicable. Nominees, and not Delek Logistics Partners, LP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Investor Relations and Media/Public Affairs Contact:
investor.relations@delekus.com